Exhibit 99

NEWS BULLETIN	HEMAGEN(R)DIAGNOSTICS, INC. 9033 Red Branch Road, Columbia, MD 21045

AT THE COMPANY:
William P. Hales, President & CEO
(443) 367-5500 Tel.
(443) 367-5527 Fax

FOR IMMEDIATE RELEASE January 3, 2006	OTC: HMGN.OB

HEMAGEN REPORTS FINANCIAL RESULTS FOR FISCAL YEAR 2005

COLUMBIA, MD — Hemagen Diagnostics, Inc. (OTC: HMGN.OB) a biotechnology Company that develops, manufactures and markets proprietary medical diagnostic test kits, today reported operating results for the fiscal year ended September 30, 2005. The net loss for the year ended September 30, 2005 was $1,337,000 or $(0.09) per share compared to a net loss of $3,599,000 or $(0.36) per share during the prior fiscal year.

Operating Loss for the year ended September 30, 2005 was $875,000 as compared to an Operating Loss of $569,000 in the prior fiscal year. This increase in operating loss is mainly attributed to lower gross margins in the current year. After adjusting for non-cash charges including depreciation, amortization, non-cash interest, and other non-cash charges, the net loss for the year ended September 30, 2005 was $820,000 compared to a net loss of $503,000 for the year ended September 30, 2004.

Revenues for the year ended September 30, 2005 increased 2% to $7,586,000 compared to $7,471,000 during the prior fiscal year ended September 30, 2004. Increased revenues for the year reflect increased sales at the Company’s Virgo division of autoimmune and infectious disease of $215,000, $67,000 of increased sales at the Company’s Raichem clinical chemistry division, offset by $167,000 of reduced sales with the Company’s Analyst Clinical Chemistry Benchtop Analyzer systems. Analyst product line sales reductions mainly resulted from lower sales to physician office laboratories and the distributors that support that market as opposed to the veterinary market. The increase in the Virgo product line sales mainly resulted from growth at the Company’s 83.7% owned Brazilian subsidiary.

Gross Margins for fiscal year 2005 were 25% as compared to 29% in fiscal year 2004. The gross margins for the year decrease 4% in the current year 2005 as a result of the increased production costs, and lower overall production levels than in previous years. In the current fiscal year, higher expenditures for outside consulting services and their related travel costs, increased temporary labor expense and facility expense caused the total cost of sales amount to increase from the previous fiscal year.

At September 30, 2005, Hemagen had $272,000 of cash on hand, working capital of $1,683,000 and a current ratio of 1.65 to 1.0. At the prior fiscal year end, the Company had $539,000 of cash on hand, working capital of $3,334,000 and a current ratio of 3.0 to 1.0. The fluctuation in the current ratio resulted from a construction loan for the Company’s new facility that was purchased in June 2005 of $650,000 that will be converted to permanent long term financing once the build out is complete and the Company’s current borrowings on its traditional line of credit facility the majority of which were used for the acquisition of the Corporate facility. During the fiscal year ended September 30, 2005 the Company’s cash decreased by $267,000 as compared to a decrease of $185,000 in the prior fiscal year. The increase in cash used resulted from cash used in operations which were $475,000 in the current year as compared to $165,000 in the prior year as a result of lower margins in the current year as compared to the prior year. This increase in cash used was offset by an increase in borrowings in the current year of the Company’s line of credit facility. In addition, the company has a working capital line of credit for up to $500,000 based on the domestic receivables and inventory of the company and which provides for interest at the rate of the Prime Rate plus 3/4%. At September 30, 2005 the Company had $400,000 borrowed on this line of credit.

William P. Hales, President and CEO said, “We are pleased with the growth in revenues in the current fiscal year which mainly resulted in the fourth quarter which saw a 20% increase from the prior year. We are optimistic about fiscal year 2006 revenues and remain committed to growing the Company’s revenue base and making the Company more competitive on a global basis. The Company is pursuing several other new distributorships internationally that will offer new distribution channels for our products. The Company is also making the necessary changes to improve its gross margin going forward.”

HEMAGEN DIAGNOSTICS, INC AND SUBSIDIARYCONSOLIDATED
STATEMENTS OF OPERATIONS (UNAUDITED)

	Twelve Months Ended
	Sept 30, 2005	Sept 30, 2004
Revenues	$7,586,000	$7,471,000
Costs and Expenses:
Cost of Product sales	5,677,000	5,324,000
Research and development	281,000	247,000
Selling, general and administrative	2,351,000	2,407,000
Impairment of goodwill	152,000	--
Other operating expenses	--	62,000

Operating income (loss)	(875,000)	(569,000)
Other expenses, net	462,000	3,006,000

Net loss	($1,337,000)	($3,599,000)

Net loss per share-Basic and Diluted	($ 0.09)	($ 0.36)

RECONCILIATION OF EARNINGS BEFORE NON-CASH ITEMS

	Twelve Months Ended
	Sept 30, 2005	Sept 30, 2004
Net loss	($1,337,000)	($3,599,000)
Adjusted for:
Depreciation and Amortization	301,000	553,000
Non-cash amortization of debt discount	63,000	1,680,000
Other non cash charges, write off of
goodwill	153,000	--
Other non-cash charges, debt
conversion costs	--	863,000

Net income (loss) before non cash charges	($ 820,000)	($ 503,000)

Hemagen Diagnostics, Inc., is a biotechnology company that develops, manufactures, and markets more than 150 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of certain autoimmune and infectious diseases. Hemagen also manufactures and markets a complete line of Clinical Chemistry Reagents through its wholly owned subsidiary RAICHEM. In addition, Hemagen manufactures and sells the Analyst® an FDA-cleared Clinical Chemistry Analyzer used to measure important constituents in human and animal blood, and the Endochek, a clinical chemistry analyzer used to measure important constituents in animal blood. In the United States, the Company sells its products directly to physicians, veterinarians, clinical laboratories and blood banks and on a private-label basis through multinational distributors of medical supplies. Internationally, the Company sells its products primarily through distributors. The Company sells the Analyst® and the Endochek both directly and through distributors servicing physicians’ office laboratories and veterinarians’ offices. Hemagen’s products are used in many of the largest Laboratories, Hospitals, and Blood Banks around the world. Hemagen sells its products to over 1,000 customers worldwide. The company focuses on markets that offer significant growth opportunities. The Company was incorporated in 1985 and became a public company in 1993.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company’s Securities and Exchange Commission Reports and Filings.

Certain Statements contained in this News Bulletin that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action, which Hemagen intends to pursue to achieve strategic objectives, constitute forward-looking information. The sufficiency of such reserves and adjustments, expected performance, implementation of on-going business strategies and possible future action, the achievement of financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements, include without limitation, management’s analysis of Hemagen’s assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, the inability of particular products to support goodwill allocated to them, competition, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing product costs and difficulties in complying with laws and regulations administered by the U. S. Food and Drug Administration and the ability to assimilate successfully product acquisitions.